Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated October 2, 2024 with respect to the audited financial statements of Ocean Capital Acquisition Corporation as of and for the years ended June 30, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

October 2, 2024